UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona		85701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 1, 2015, The Providence Service Corporation (the “Company”) notified the Nasdaq Stock Market (“Nasdaq”) pursuant to Nasdaq Listing Rule and 5605(c)(4)(B) that, as announced on May 11, 2015, its Chief Executive Officer Warren Rustand stepped down from his role as Chief Executive Officer and board member, and the Company’s chairman, Chris Shackelton, assumed the role of Chief Executive Officer on an interim basis until a replacement is named, each effective June 1, 2015. Additionally, Mr. Shackelton stepped down from each of the Company’s Audit Committee, the Compensation Committee and the Nominating and Governance Committee. As a result, the Company is not currently in compliance with the “three independent member audit committee” requirement of Nasdaq Listing Rule 5605(c)(2)(A) and intends to rely on the cure period provision of Nasdaq Listing Rule 5605(c)(4)(B).

On June 1, 2015, in response to the Company's notification, the Company received a notice from the Nasdaq Listing Qualifications staff (“Nasdaq Notice”), confirming that the Company was not in compliance with the independent director requirement as set forth in Nasdaq Listing Rule 5605. The Nasdaq Notice indicated that consistent with Nasdaq Listing Rule 5606(c)(4), Nasdaq will provide the Company with a cure period to regain compliance as follows: (i) until the earlier of the Company's next annual shareholders' meeting or June 1, 2016 or (ii) if the Company's next annual shareholders' meeting is held before November 30, 2015, then the Company must evidence compliance no later than November 30, 2015. If the Company does not regain compliance by such date, Nasdaq rules require the Nasdaq Staff to provide written notice to the Company that its securities will be delisted and, at that time, the Company may appeal the delisting determination. On June 2, 2015, the Company issued a press release announcing that it had received the Nasdaq Notice. A copy of the press release relating to the Nasdaq Notice is attached hereto as Exhibit 99.1.

The Company intends to appoint an additional independent director to its Board and each of its committees, including the Audit Committee, prior to the end of the cure period provided by the Nasdaq rules noted above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Item 3.01 is incorporated by reference into this Item 5.02.

In connection with Mr. Rustand’s resignation as Chief Executive Officer and as a board member, on May 29, 2015, Mr. Rustand and the Company entered into a separation and general release agreement (the “Separation Agreement”), which, to the extent applicable, supersedes the agreement between Mr. Rustand and the Company as set forth in Mr. Rustand’s employment agreement, dated as of May 7, 2013 (the “Employment Agreement”).

Pursuant to, and subject to the terms of, the Separation Agreement, Mr. Rustand will remain with the Company as a senior advisor through December 31, 2015, and will receive the same base salary as set forth in the Employment Agreement. Mr. Rustand will also be eligible to receive annual performance cash awards based on previously granted performance awards related to his performance during 2015, which amount will be calculated based on the same criteria and paid at the same time as payments are made in respect of similar awards to which other executives of the Company are entitled, as well as certain other benefits. As further consideration for entering into the Separation Agreement, Mr. Rustand will be eligible to receive amounts payable in respect of certain outstanding performance restricted stock units and time restricted stock grants, and will be eligible to exercise certain outstanding option awards.

In consideration for the Company entering into the Separation Agreement, Mr. Rustand has provided a general release to the Company and its affiliates and certain other persons from any and all claims arising, occurring or existing at any time prior and up to the May 29, 2015, whether now known or unknown, subject to certain customary exceptions. Mr. Rustand has also agreed that the non-solicitation and non-competition covenants in the Employment Agreement will survive for two years after Mr. Rustand is no longer employed by the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation and General Release Agreement, by and between The Providence Service Corporation and Warren S. Rustand, dated May 29, 2015
99.1	Company’s Press Release dated June 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: June 2, 2015	By:	/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Senior Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer